UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2010
SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction)	001-34037 (Commission File Number)	75-2379388 (IRS Employer Identification No.)

601 Poydras St., Suite 2400, New Orleans, Louisiana (Address of principal executive offices)	70130 (Zip Code)
(504) 587-7374
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) At a meeting on May 21, 2010, the Board of Directors of Superior Energy Services, Inc. (the “Company”) voted to expand the size of the Board from six to seven directors and appointed David D. Dunlap, the Chief Executive Officer of the Company, as a director of the Company, effective May 21, 2010.
     As previously disclosed, the Company and Mr. Dunlap entered into an Employment Agreement in conjunction with his appointment as Chief Executive Officer on April 28, 2010. Mr. Dunlap will not receive any additional compensation or benefits in connection with his appointment as a director of the Company.
     (e) The Company previously reported that Kenneth L. Blanchard agreed to voluntarily terminate his employment as President and Chief Operating Officer in December 2010, following which he will transition to the position of senior advisor for a two year period. At their respective meetings held on May 21, 2010, the Compensation Committee of the Board of Directors and the Board of Directors reviewed the forms and amount of compensation provided to Mr. Blanchard during his career with the Company. Mr. Blanchard has served as the Company’s President since November 2004, as its Chief Operating Officer since June 2002 and as one of the key members of the Company and its predecessor since their inception. During this time, Mr. Blanchard was instrumental in leading the Company through tremendous growth and strong financial performance through all industry cycles. The Company went public in December 1995. During 1996, the Company had approximately 165 employees and generated revenues of $23.6 million. Since that time, the Company has grown to more than 4,800 employees in more than 150 locations in 20 countries, with revenues of approximately $1.45 billion in 2009. In light of the contributions that Mr. Blanchard has made to the success of the Company during his tenure, the Board, at the recommendation of the Compensation Committee, determined that Mr. Blanchard should be adequately compensated for his efforts and approved the benefits for Mr. Blanchard described below.
     On May 21, 2010, Mr. Blanchard was awarded a discretionary bonus award of $1,900,000 and 297,030 options to purchase shares of the Company’s common stock which vest in three equal annual installments. Upon his expected resignation as President and Chief Operating Officer in December 2010, Mr. Blanchard will also receive an additional credit under the Company’s Supplemental Executive Retirement Plan (the “SERP”) of $4,675,500. The aggregate value of Mr. Blanchard’s SERP account, including the additional credit, will be paid in accordance with Mr. Blanchard’s previous distribution election under the SERP, subject to any further delays required by Section 409A of the Internal Revenue Code. The aggregate value of Mr. Blanchard’s benefits under the SERP, together with the retirement benefits due Mr. Blanchard under the Company’s 401(k) plan, is projected to provide an income replacement of approximately 40% of his final five-year average base salary plus annual cash bonus. Additionally, effective upon his termination of employment as President and Chief Operating Officer in December 2010, the vesting of all of Mr. Blanchard’s outstanding stock options and restricted stock will be accelerated, except with respect to the 297,030 options granted to Mr. Blanchard on May 21, 2010.
Item 5.07 Submission of Matters to a Vote of Security Holders.
     The Company held its 2010 annual meeting of stockholders on May 21, 2010 in New Orleans, Louisiana. At the annual meeting, the Company’s stockholders (i) elected each of the six persons listed below to serve as a director of the Company for a term that will continue until the next annul meeting of stockholders, and (ii) ratified the appointment of KPMG LLP as its independent registered public accounting firm for the 2010 fiscal year.
     Of the 78,550,717 shares of our common stock outstanding as of the record date, 69,169,436 shares were represented at the annual meeting. Our independent inspector of elections reported the vote of stockholders as follows:
     Proposal 1: Election of six directors.

		Votes
Name	Votes For	Withheld
Harold J. Bouillion	61,024,704	1,260,571
Enoch L. Dawkins	55,416,656	6,868,619
James M. Funk	61,102,117	1,183,158
Terence E. Hall	59,520,402	2,764,873
Ernest E. “Wyn” Howard, III	58,026,219	4,259,056
Justin L. Sullivan	60,467,575	1,817,700
Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

	Votes
Votes For	Against	Abstentions
66,895,252	2,262,522	11,662
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description
99.1	Press release issued by Superior Energy Services, Inc., dated May 25, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.
By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: May 27, 2010